Exhibit 99.1

News Release Ecolab Inc. 370 Wabasha Street North St. Paul, Minnesota 55102 www.ecolab.com

ECOLAB ANNUAL MEETING RESULTS ANNOUNCED;

JEFFREY M. ETTINGER AND ALL INCUMBENT NOMINEES ELECTED TO BOARD

ST. PAUL, Minn. — May 7, 2015 — Ecolab Inc. today announced at its annual meeting of stockholders that the slate of sixteen director nominees were elected for a one-year term ending in 2016. In addition to the 15 returning directors, stockholders elected Jeffrey M. Ettinger to Ecolab’s board of directors. Mr. Ettinger is chairman of the board, president and chief executive officer of Hormel Foods Corporation.

In other business during today’s meeting, stockholders ratified the appointment of PricewaterhouseCoopers LLP as Ecolab’s independent registered public accounting firm for 2015 and approved the compensation of executives disclosed in the company’s proxy statement.  Also during the meeting, an advisory stockholder proposal requesting an independent board chair was voted upon and not approved.

The final vote tabulation on all matters voted upon during today’s meeting will be reported to the U.S. Securities and Exchange Commission on a current report on Form 8-K and such report will be made available on the company’s web site, www.ecolab.com.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2014 sales of $14 billion and 47,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality, and industrial markets in more than 170 countries around the world.

For more Ecolab news and information, visit www.ecolab.com. Follow us on Twitter @ecolab or Facebook at facebook.com/ecolab.

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Investor Contacts:

Michael Monahan

651.250.2809

or

Lisa Curran

651.250.2185

May 7, 2015

(ECL-C)